 Exhibit 99.5

Maguire Properties-3161 Michelson, LLC
Maguire Properties-Park Place PS2, LLC
Maguire Properties-Park Place PS5, LLC
Maguire Partners, L.P.
333 South Grand Avenue, Suite 400
Los Angeles, California 90071

September 29, 2008

Eurohypo AG, New York Branch
1114 Avenue of the Americas, 2nd Floor
New York, New York 10036

Re:	Maguire Properties-3161 Michelson, LLC, Maguire Properties- Park Place PS2, LLC, Maguire Properties-Park Place PS5 Financing

Ladies and Gentlemen:

Reference is made to the Construction Loan Agreement dated as of September 29, 2006 (the “Construction Loan Agreement”) by Maguire Properties-3161 Michelson, LLC, a Delaware limited liability company, Maguire Properties-Park Place PS2, LLC, a Delaware limited liability company, and Maguire Properties-Park Place PS5, LLC, a Delaware limited liability company, each having an office at c/o Maguire Properties, L.P. (individually and collectively, jointly and severally, “Borrower”), certain lenders party thereto (“Lenders”) and Eurohypo AG, New York Branch (“Eurohypo”), as the Administrative Agent for the Lenders (the “Administrative Agent”), regarding the construction financing described therein, as amended by that certain First Amendment to Loan Agreement and Reaffirmation of Loan Documents, dated as of September 30, 2007 (the “First Amendment”).

This letter is delivered to you concurrently with the execution and delivery of the (i) that certain Second Amendment to Loan Agreement and Reaffirmation of Loan Documents (the “Second Amendment”) and that certain Third Amendment to Loan Agreement and Reaffirmation of Loan Documents (the “Third Amendment”), each of even date herewith, by and among Borrower, the Lenders and the Administrative Agent, which Second Amendment and Third Amendment modify certain terms and provisions of the Construction Loan Agreement as modified by the First Amendment, and (ii) that certain Second Modification and Reaffirmation of Guarantor Documents  (the “Second Reaffirmation”)and that certain Reaffirmation of Guarantor Documents (the “Third Reaffirmation”), each of even date herewith, executed and delivered by Maguire Properties, L.P., a Maryland limited partnership (“Guarantor”), with respect to the Recourse Guaranty, the Completion Guaranty, the Repayment Guaranty, the Minimum Equity Guaranty, the New Century Guaranty and the Master Lease (as each of such terms is defined in the Third Reaffirmation).  Capitalized terms used but not defined herein shall have the meanings set forth in the Construction Loan Agreement (as modified by the First Amendment and after giving effect to the modifications pursuant to the Second Amendment and the Third Amendment).

In order to induce the Administrative Agent and the Lenders to execute and deliver the Second Amendment and Third Amendment, and to accept the Second Reaffirmation and the Third Reaffirmation, Borrower and Guarantor hereby covenant and agree as follows:

1.
In addition to the rights of the Administrative Agent to draw on the amended Guarantor Collateral Letter of Credit (as extended and increased pursuant to Section 1(a)(ii) of the Second Amendment), Borrower and Guarantor hereby authorize the Administrative Agent to draw on the full amount of the Guarantor Collateral Letter of Credit at any time from and after the Second Modification Effectiveness Time, and to apply the proceeds so drawn to reduce the principal balance of the Loans.  From and after any such drawing, the Required LC Amount (as defined in the Guarantor Collateral Letter of Credit) shall be reduced by the amount so drawn.

2.
In addition to the rights of the Administrative Agent to apply the sums held in the Excess Cash Reserve Fund and Sweep Account in accordance with the terms of the Cash Management Agreement and Section 15.3 of the Loan Agreement, the Administrative Agent is hereby authorized at any time on or subsequent to the Second Modification Effectiveness Time (as defined in the Second Amendment) (i) to withdraw all or any portion of the sums held in the Excess Cash Reserve Fund and the Sweep Account as of the Second Modification Effectiveness Time, and to apply the same to reduce the principal balance of the Loans and (ii) to withdraw all or any portion of the sums from time to time held in the Excess Cash Reserve Fund and the Sweep Account after the Second Modification Effectiveness Time, and to apply the same to reduce the principal balance of the Loans.

3.
In its capacity as the tenant under the Master Lease, Guarantor agrees, for so long as the Loans shall be outstanding, that any reduction in the obligations of Guarantor pursuant to clause (ii) of the first sentence of Section 4.2 of the Master Lease, on account of parking income required to be paid under certain Approved 3161 Leases (as such term is defined in the Master Lease), shall be of no further force or effect with respect to the parking income payable by a tenant under its Approved 3161 Lease if such tenant is in breach or default under its Approved 3161 Lease, or if any bankruptcy, insolvency, receivership or similar proceeding shall have been commenced with respect to such tenant, or if the Approved 3161 Lease of such tenant shall have been terminated.  The provisions of this paragraph 3 shall inure to the benefit of PS2, PS5 and the Administrative Agent, for the benefit of the Lenders.  PS2 and PS5 hereby consent to the foregoing.

4.
Guarantor agrees that any termination or reduction of Guarantor’s obligations on account of the New Century Occupancy Amount or New Century Credit Support Amount (each as defined in the New Century Guaranty) that results from execution or delivery of any Approved Lease (as defined in the New Century Guaranty) or any lease to any Replacement Tenant (as defined in the New Century Guaranty) or the occupancy or commencement of the payment of rent by any tenant under any such Approved Lease or any such Replacement Tenant shall be null and void and of no further force or effect if any such tenant or Replacement Tenant is in breach or default under its lease, or if any bankruptcy, insolvency, receivership or similar proceeding shall have been commenced with respect to such tenant or Replacement Tenant, or if the lease of such tenant or Replacement Tenant shall have been terminated, and in any such case, the full amount of Guarantor’s obligations on account of the New Century Occupancy Amount and New Century Credit Support Amount shall be revived and restored so as to equal the amounts thereof had such termination or reduction never occurred.

The obligations of Borrower and Guarantor under this letter agreement shall be governed by, and construed in accordance with, the laws of the State of California.  This letter agreement may be executed in one or more counterparts, each of which shall, for all purposes, be deemed an original and all such counterparts, taken together, shall constitute one and the same instrument.  This letter agreement shall be deemed a Loan Document and all covenants of the Borrower and Guarantor contained herein shall have the same force and effect as if set forth in the Loan Documents.  This Agreement may not be modified except by a writing fully executed by the Borrower, Guarantor and the Administrative Agent.

Borrower and Guarantor hereby reaffirm all of their respective obligations contained in the Loan Documents (as supplemented hereby.

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Very truly yours,

BORROWER:

MAGUIRE PROPERTIES-3161 MICHELSON, LLC, a Delaware limited liability company

By:  /s/ Mark T. Lammas
Name:  Mark T. Lammas
Title:  Vice President

MAGUIRE PROPERTIES-PARK PLACE PS2, LLC, a Delaware limited liability company

By:  /s/ Mark T. Lammas
Name:  Mark T. Lammas
Title:  Vice President

MAGUIRE PROPERTIES-PARK PLACE PS5, LLC, a Delaware limited liability company

By:  /s/ Mark T. Lammas
Name:  Mark T. Lammas
Title:  Vice President

GUARANTOR/TENANT UNDER MASTER LEASE:

MAGUIRE PROPERTIES, L.P.,
a Maryland limited partnership

By: Maguire Properties, Inc.,
a Maryland corporation,
its General Partner

By:  /s/ Mark T. Lammas
Name:  Mark T. Lammas
Its:    Executive Vice President